Exhibit 2

Form of Lock-Up Agreement

June 12, 2019

GOLDMAN SACHS & CO. LLC

COWEN AND COMPANY, LLC

As Representatives of

the several Underwriters to be named in

Schedule 1 to the Underwriting

Agreement referred to below

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

c/o Cowen and Company, LLC

599 Lexington Avenue

New York, New York 10022

Re:	Seres Therapeutics, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that Goldman Sachs & Co. LLC and Cowen and Company, LLC, as representatives (collectively, the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters to be named in Schedule I to such agreement (collectively, the “Underwriters”), with Seres Therapeutics, Inc., a Delaware corporation (the “Company”), providing for a public offering of shares of Common Stock (as defined below) of the Company (the “Shares”) pursuant to a prospectus supplement to be filed with the Securities and Exchange Commission (the “Commission”) relating to the Registration Statement on Form S-3 (No. 333-216735) (the “Prospectus”) filed on March 16, 2017.

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering. The foregoing restriction shall not preclude the undersigned from exercising an option or other award granted under a stock incentive plan or stock purchase plan of the Company described in the Prospectus, from converting or exercising a warrant of the Company described in the Prospectus or from converting any convertible security of the Company described in the Prospectus, provided that any such shares of Common Stock received upon such exercise or conversion shall be subject to the terms of this Lock-Up Agreement. For the avoidance of doubt, the undersigned may (i) exercise any “piggy-back” registration rights as such rights may be applicable to offerings of the Company other than the offering of the Shares during the Lock-Up Period, or (ii) make a demand under any investor rights agreement or registration rights agreement with the Company for, and exercise its rights under any such agreements with respect to, the registration after the expiration of the Lock-Up Period of securities of the Company that do not require the filing of a registration statement during the Lock-Up Period.

The Lock-Up Period will commence on the date of this letter agreement (this “Lock-Up Agreement”) and continue for 90 days after the public offering date set forth on the final prospectus (the “Prospectus”) used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any member of the immediate family of the undersigned or any trust or other legal entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, (iii) by will or intestacy, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, (iv) to the Company upon the vesting or exercise of an option or other award granted under a stock incentive plan or stock purchase plan of the Company described in the Prospectus or the conversion or exercise of a warrant of the Company described in the Prospectus (in each case, by way of “net” exercise in accordance with their terms, and/or to cover withholding tax obligations in connection with such exercise, but for the avoidance of doubt, excluding all manners of exercise that would involve a sale to a third party of any securities, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), provided that any such shares of Common Stock received upon such vesting or exercise shall be subject to the terms of this Lock-Up Agreement, (v) pursuant to Section 10(a) of the Company’s 2012 Stock Incentive Plan, as amended and as in effect on the date hereof, provided that any transferee agrees to be bound in writing by the restrictions set forth herein, (vi) with the prior written consent of each of the Representatives on behalf of the Underwriters, (vii) acquired in open market transactions on or after the Public Offering Date, (viii) as part of a distribution, transfer or disposition by the undersigned to its limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Exchange Act), provided that the transferee agrees to be bound in writing by the restrictions set forth herein and that any such transfer shall not involve a disposition for value, (ix) pursuant to any contractual arrangement described in the Prospectus in effect on the date of this Lock-Up Agreement that provides for the repurchase of the Undersigned’s Shares by the Company in connection with the termination of the undersigned’s employment or other service relationship with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such Shares, (x) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction involving a Change of Control of the Company and approved by the Company’s board of directors, provided that, in the event that such Change of Control is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement and title to the Undersigned’s Shares shall remain with the undersigned, and (xi) transfers of Common Stock by the Undersigned pursuant to any trading plan established pursuant to Rule 10b5-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the date hereof for the transfer of Common Stock (a “10b5-l Plan”), which 10b5-l Plan shall not be amended during the Lock-Up Period but may be terminated during the Lock-Up Period. In addition, (A) with respect to clauses (i), (ii), (v), (vii), and (viii) above, it shall be a condition to such transfer that no filing under the Exchange Act nor any other public filing or disclosure of such transfer by or on behalf of the undersigned, in each case reporting a reduction in beneficial ownership of Common Stock, shall be required or voluntarily made during the Lock-Up Period; (B) with respect to clause (iv), if the undersigned is required to file a report under the Exchange Act reporting a reduction in the undersigned’s beneficial ownership of the Company’s securities as a result of a disposition to satisfy tax withholding obligations, the undersigned shall include a statement in such report to the effect that the filing relates to the satisfaction of tax withholding obligations of the undersigned as a result of the exercise or vesting of equity awards of the Company held by the undersigned; and (C) with respect to clause (xi), if the undersigned is required to file a report under the Exchange Act, reporting a reduction in the undersigned’s beneficial ownership of the Company’s securities as a result of sales made under the undersigned’s 10b5-l Plan, the undersigned shall include a statement in such report to the effect that such sales are being made pursuant to the undersigned’s 10b5-l Plan established prior to the date hereof. Furthermore, nothing in this Lock-Up Agreement shall be deemed to prevent the undersigned from establishing a 10b5-l Plan, provided that (x) such 10b5-l Plan does not provide for the transfer of Common Stock during the Lock-Up Period and (y) no filing under the Exchange Act nor any other public filing or disclosure of any such action shall be required or voluntarily made by any person during the Lock-Up Period.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, domestic partnership, marriage or adoption, not more remote than first cousin. For the purposes of clause (x), “Change of Control” shall mean the transfer (whether by bona fide third party tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold all of the outstanding voting securities of the Company (or the surviving entity). The undersigned now has, and, except as contemplated by clauses (i) through (xi) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever, except those arising under securities laws. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

In the event that, during the Lock-Up Period, the Representatives on behalf of the Underwriters, waive any prohibition on the transfer of Shares held by any director or executive officer of the Company or any person or entity that beneficially owns 5% or more of the then outstanding Shares (measured as of the date of the Triggering Release (as defined below)) (a “Triggering Shareholder”) set forth in any lock-up agreement similar to this Lock-Up Agreement signed by such Triggering Shareholder (a “Triggering Release”), the Representatives shall be deemed to have also waived, on the same terms, the prohibitions set forth in this Lock-Up Agreement that would otherwise have applied to the undersigned with respect to the same percentage of the then outstanding Shares of the undersigned as the relative percentage of the then outstanding Shares being released in the Triggering Release represent with respect to the then outstanding Shares held by the Triggering Shareholder at the time of the request of the Triggering Release. The provisions of this paragraph will not apply: (1) unless and until the Representatives have first waived more than 1.0%, in the aggregate, of the Company’s total then outstanding Shares (assuming conversion, exercise and exchange of all securities convertible into or exercisable or exchangeable for Common Stock) from such prohibitions, (2) (a) if the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, or (3) if the release or waiver is granted solely to allow a holder of Shares to participate as a selling stockholder in a follow-on public offering of such Shares pursuant to a registration statement on Form S-3 that is filed with the SEC, provided that the waiver to the undersigned will be limited to the undersigned’s participation in such follow-on public offering, and provided further that any Shares released for any holder but not sold in such offering are subject to this Lock-Up Agreement immediately following such follow-on offering. In the event that any percentage of such Shares released from the prohibitions set forth in this Lock-Up Agreement are subject to any restrictions of the type set forth in the second paragraph of this Lock-Up Agreement, the same restrictions shall be applicable to the release of the same percentage of the undersigned’s Shares. In the event that, as a result of this paragraph, any Shares held by the undersigned are released from the restrictions imposed by this Lock-Up Agreement, the Representatives shall use commercially reasonable efforts to notify the Company within two business days of the effective date of such release, and the Company, in turn, in consultation with the Representatives shall use commercially reasonable efforts to notify the undersigned within two business days thereafter that the same percentage of Shares held by the undersigned has been released; provided that the failure to give such notice to the Company or the undersigned shall not give rise to any claim or liability against the Company or the Underwriters, including the Representatives.

This Lock-Up Agreement (and for the avoidance of doubt, the Lock-Up Period described herein) and related restrictions shall automatically terminate upon the earliest to occur, if any, of (i) the Representatives, on behalf of the Underwriters, on the one hand, or the Company, on the other hand, advising the other in writing prior to the execution of the Underwriting Agreement that they have or it has determined not to proceed with the public offering contemplated by the Underwriting Agreement, (ii) the registration statement filed with the SEC with respect to the public offering contemplated by the Underwriting Agreement is withdrawn, (iii) the termination of the Underwriting Agreement ( other than the provisions thereof which survive termination) before the sale of any Shares to the Underwriters or (iv) on June 30, 2019 (provided, however, that the Company may extend such date by up to three months with written notice to the undersigned prior thereto) if the Company is still pursuing the offering contemplated by the Underwriting Agreement, in the event the closing of the Public Offering Date shall not have occurred prior to such date.

[Remainder of Page Intentionally Blank]

CUSIP No. 81750R102

Very truly yours,

Flagship Ventures Fund IV, L.P.

By its General Partner Flagship Ventures Fund IV General Partner LLC

By:
Noubar B. Afeyan, Ph.D. Its Manager

Flagship Ventures Fund IV-Rx, L.P.

By its General Partner Flagship Ventures Fund IV General Partner LLC

By:
Noubar B. Afeyan, Ph.D. Its Manager

Flagship VentureLabs IV LLC

By:	Flagship Ventures Fund IV, L.P. Its Manager and Class A Member

By:	Flagship Ventures Fund IV General Partner LLC Its General Partner

By:
Noubar B. Afeyan, Ph.D. Its Manager